Exhibit 10.29
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
GIC-002/2007
(hereinafter referred to as the “Agreement” )
between
GUARANTEE INSURANCE COMPANY, NAIC #11398,
FORT LAUDERDALE, FLORIDA
(hereinafter referred to as the “Reinsured”)
and
THE SUBSCRIBING REINSURERS SPECIFIED
IN THE INTERESTS AND LIABILITIES AGREEMENT
ATTACHED TO THIS AGREEMENT
(hereinafter referred to as the “Reinsurer”)
ARTICLE I — BUSINESS COVERED
All statutory benefits payable under Part One Section A Limit and Part Two Section B Limit of a Standard Workers’ Compensation Policy.
This Agreement is to indemnify the Reinsured as set forth herein in respect of the net excess liability which may accrue to the Reinsured under all policies, Agreements, binders and other evidences of insurance or reinsurance, whether oral or written (hereinafter called “policies”), classified by the Reinsured as Traditional Workers’ Compensation becoming effective on and after the inception date of this Agreement, including renewals.
ARTICLE II — EXCLUSIONS
This Agreement excludes all Ultimate Net Loss arising from the following and further amplified by Schedule 1 NCCI Class Code identifications:
1.	Assumed reinsurance, except one hundred percent (100%) of business ceded by fronting insurance companies.

2.	Liability of the Reinsured arising by Agreement, operation of law or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guarantee funds, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation or an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Business excluded by the attached Exhibit A, Nuclear Incident Exclusion Clause — Liability- Reinsurance — U.S.A., No, 08-31-1.

4.	Pools, associations and syndicates, except that losses from assigned risk plans or similar plans are not excluded.

5.	Full Terrorism as per attached.

6.	Financial guarantee and insolvency.

7.	War Risks as defined and excluded by the North American War Exclusion Clause (Reinsurance) BRMA 56A.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

8.	Risks with known occupational disease exposures per NCCI D & E codes.

9.	Operations requiring coverage under the Defense Base Act, Admiralty Act or any other Federal act including but not limited to the Jones Act, FELA are totally excluded. USL&H is excluded except where incidental. (“incidental” to be defined as less than 10% of an individual insured’s payroll.)

10.	Aircraft owned or leased by the insured.

11.	Risks involving known exposure to the following substances: Dioxin, Polychlorinated biphenyls (PCB’s) and Asbestos.

12.	Mining either above or below ground.

13.	Construction of bridges, tunnel or dams.

14.	Fire fighters and police officers.

15.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

16.	No known wrecking or demolition of buildings of structures in excess of three stories.

17.	Manufacturing, packing, handling, shipping, storage or loading into containers of explosives, substances intended for use as an explosive, ammunitions, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitroglycerine, celluloid, or pyroxylin; however, this exclusion shall not apply to the incidental packing, handling, or storage of same in connection with the sale or transportation by owner operators of such substance;

18.	Trucking hauling explosives or ammunition (local or long distance hauling) — all employees.

19.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gasses, butane, propane, gasoline, or liquefied petroleum gas; however, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

20.	Gas or oil burner installation NOC.

21.	Gasoline Service Stations tank installations.

22.	Blasting of rock.

23.	Sewer construction all operations.

24.	Gas main, steam main, or water main construction or connection construction.

25.	Boat manufacturing F classes.

26.	Banks and trust company employees of contracting agencies in bank service: guards, patrol, messengers or armored car crews.

27.	Detective agency.

28.	Patrol agency only in regard to armed guard services.

29.	Alternative Market business including PEO’s.
Should the Company be involved on a risk excluded by the foregoing exclusions either by an existing insured extending its operations or by an inadvertent acceptance by an agent or otherwise, this Contract will attach in respect of such risk, but only until discovery by the Underwriting Department of the Company and for not exceeding the greater of 30 days thereafter or time required by state statute and/or regulation to retire from such risks, unless specifically agreed by the Reinsure.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

ARTICLE III — PERIOD AND CANCELLATION
This Agreement shall be effective on a risks attaching basis for new and renewal policies of the Reinsured attaching on or after 12:01 a.m., Local Standard Time, July 1, 2007 through June 30, 2008, both days inclusive. Polices limited to 12 months plus odd time, not to exceed 18 months in total.
The Reinsurer shall be liable for its share of the liability under all policies or portions thereof in force as of the date of termination of this Agreement, up to the natural expiration or prior termination date of said policies, not to exceed 12 months plus odd time, not exceeding 18 months in all.
ARTICLE IV — AMOUNT OF COVER
No claim will be made hereunder unless the Reinsured has first sustained, by reason of any one loss occurrence, an ultimate net loss in excess of $1,000,000 as respects workers compensation business, Part One, Section A. Then the Reinsurer shall be liable for 100% occurrence in excess of $1,000,000, but the Reinsurer’s liability shall not exceed 100% of $4,000,000 any one occurrence.”
In respect to Section B, Part Two limit of Standard Workers Compensation policy viz Employer’s Liability only, the Reinsurer shall not be liable for any loss hereunder until the Ultimate Net Loss of the Reinsured exceeds $750,000 inclusive of underlying deductibles where applicable, and then the Reinsurer shall be liable for 100% of the amount of the Ultimate Net Loss sustained by the Reinsured on any one loss occurrence in excess of $750,000, but the Reinsurers liability shall not exceed 100% of $1,250,000 any one occurrence and $4,250,000 any one occurrence for risks domiciled in New York only.
ARTICLE V — TERRITORY
Risks principally domiciled in the United States, Puerto Rico and US territories and possessions.
ARTICLE VI — DEFINITIONS
The term “Occurrence” shall mean any one accident, disaster or casualty or series of accidents, disasters or casualties arising out of one event.
Occupational disease and cumulative trauma when from a sudden and accidental event of 48 hours or less. For the purpose of this contract “Sudden and Accidental” shall mean that the first and last exposure to the causative agent to each and every individual contributing to the loss shall fall within a single and continuous 48 hour period.
Gross Written Premium shall mean manual premium adjusted for experience modification, State/NCCI Safety Credit, premium discount, deductible credits, expense constants and policy fees, less returns and cancellations.
“Loss in excess of policy limits” shall mean 90% of any amount paid or payable by the Reinsured in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured’s assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Reinsured’s alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.
“Extra contractual obligations” shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Reinsured as a result of an action against it by its negligence or bad faith on the part of the Reinsured in handling a claim under a policy subject to the Agreement. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.
Notwithstanding anything stated herein, the Agreement shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

individual or corporation or any organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
“Loss adjustment expense” as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses and post-judgment interest, but not including any legal expenses and cost incurred by the Reinsured in connection with coverage questions and legal actions connected thereto, office expenses or salaries of the Reinsured’s regular employees.
ARTICLE VII — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Agreement shall mean the actual gross loss sustained by the Reinsured, including structured settlements with claimants or outside insurers, such loss to include all expenses incurred by the Reinsured in connection with the settlement of losses, resistance to or negotiations concerning losses; excluding, however, any part of the office expenses of the Reinsured and salaries of employees other than salary charges for staff adjuster, fieldsmen, or other employees while actually engaged in the settlement of the losses.
Salvages and recoveries, whether recovered or received prior or subsequent to loss settlement under this Agreement, but not including amounts recoverable under all facultative reinsurances, shall be applied as if recovered or received prior to the aforesaid settlement and shall be first deducted from the actual loss sustained to arrive at the amount of Ultimate Net Loss. Nothing, however, in this Article shall be construed to mean losses are not recoverable hereunder until the Ultimate Net Loss to the Reinsured has been ascertained.
ARTICLE VIII — RATE AND PREMIUM
The Reinsured shall pay a deposit premium of $1,624,500 in four equal installments based on a rate of 4.75% of Gross Net Written Premium income as follows:

July 1, 2007	$406,125
October 1, 2007	$406,125
January 1, 2008	$406,125
April 1, 2008	$406,125
Within 90 days after the expiration of this agreement and each subsequent twelve months thereafter, the Reinsured shall provide a report to the Reinsurer setting forth the premium due hereunder computed in accordance with the adjustable rate, and if the premium so computed is greater than the previously paid deposit premiums and adjustments, the balance shall be remitted by the Reinsured with this report. The contract shall have a minimum premium of $1,444,020. If adjusted premium is less than the deposit premium, the Reinsurer shall return the difference between the deposit premium and the adjusted premium, subject to the aforementioned minimum premium.
ARTICLE IX — REINSTATEMENTS
Free and unlimited.
ARTICLE X — NOTICE OF LOSS AND LOSS SETTLEMENTS
1.	The Reinsured shall advise the Reinsurers promptly of all losses which, in the opinion of the Reinsured, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Reinsured, may materially affect the position of the Reinsurers. Inadvertent omission or oversight in giving such notices shall in no way affect the liability of the Reinsurers, However, the Reinsuers shall be informed of such omission or oversight promptly upon its discovery.

2.	Such advises outlined in paragraph 1 shall include any loss for which the reserve is 50% or more of the Reinsured’s retention and, irrespective of the reserve or any question on liability or coverage, any loss falling within the following categories:
a.	Fatalities
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

b.	Bodily injuries involving:
i.	Brain injuries resulting in impairment of physical functions.

ii.	Spinal injuries resulting in partial or total paralysis of upper or lower extremities;

iii.	Amputations or permanent loss of use of upper or lower extremities;

iv.	Severe burn cases;

v.	All other injuries likely to result in a permanent disability rating of 50% or more.
3.	The Reinsurers agree to abide by the loss settlements of the Reinsured, provided that retroactive extension of Policy terms or coverages made by the Reinsured will be covered under this Agreement only if made as a result of a court decision against the Reinsured, or the existence of a clear legal precedent in the form of a court decision against other companies affording the same or similar coverages.

4.	When so requested, the Reinsured will afford the Reinsurers an opportunity to be associated with the Company, at the expense of the Reinsurers, in the defense of any claim or suit or proceeding involving this reinsurance and the Reinsured will cooperate in every respect in the defense of such claim, suit or proceeding.
ARTICLE XI — TAXES
In consideration of the terms under which this Agreement is issued, the Reinsured undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.
ARTICLE XII — CURRENCY
All retentions and limits hereunder are expressed in United States Dollars, and all premium and loss payments shall be made in United States currency.
ARTICLE XIII — ACCESS TO RECORDS
The Reinsurer or its duly authorized representative shall have the right at any reasonable time upon five (5) working days prior notice during or at any time after the expiration of this Agreement, and as frequently as deemed necessary by the Reinsurer, to visit the office of the Reinsured (or of any affiliate or representative of the Reinsured involved with the Business Covered under this Agreement) to inspect, examine, audit, and verify any of the policy or claim files, accounts, documents, books, reports, or work papers (“records”) relating to the business reinsured under this Agreement whether or not those records are co-mingled with any unrelated business records. Reinsurer or its representative shall have the right to make copies, at its own expense, or extracts of any records related specifically to the Business Covered under this Agreement only.
ARTICLE XIV — OFFSET CLAUSE
All amounts due either the Reinsured or the Reinsurer, whether by reason of reinsurance premium, Ultimate Net Loss, or any other amount due under this Agreement shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of reinsurance premium, Ultimate Net Loss, or any other amount due under this Agreement, whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed pre-liquidation debts and subject to this Article. In the event of insolvency of the Reinsured, offset shall be in accordance with applicable law.
ARTICLE XV — ARBITRATION
As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.
One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.
If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the American Arbitration Association.
Al1 arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or underwriters at Lloyd’s, London, with expertise or experience in the area being arbitrated.
Within 45 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery periods and schedules for hearings.
The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in South Carolina, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of South Carolina. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief, as it may deem appropriate.
The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.
If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint (if applicable).
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.
ARTICLE XVI — INSOLVENCY
In the event of the insolvency of the Reinsured or the Reinsurer (the “Insolvent Party”), premiums and losses shall be payable directly to the Insolvent Party or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Insolvent Party without diminution because of the insolvency of the Insolvent Party. The liquidator, receiver, conservator or statutory successor of the Insolvent Party shall give written notice to the other party hereto of the pendency of a claim against the Insolvent Party, indicating the Policy reinsured which claim would involve a possible liability on the part of the other party hereto within reasonable time after such claim is filed in the conservation, liquidation, or receivership proceedings, and that during the pendency of such claim the other party hereto may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Insolvent Party or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the other party shall be chargeable, subject to he approval of the court, against the Insolvent Party as part of the expense of conservation, liquidation or receivership to the extent of a pro rata share of the benefit which may accrue to the Insolvent Party solely as a result of the defense undertaken by the other party.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

ARTICLE XVII — INSOLVENCY FUND EXCLUSION
It is agreed that this Agreement excludes all liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
ARTICLE XVIII — ERRORS AND OMISSIONS
Except for the conditions as provided for in the Sunset Article of this Agreement, any isolated and inadvertent administrative act, neglect, delay, omission, or error by either party to this Agreement, will not be held to relieve either party to this Agreement from any liability that would attach to it under this Agreement if that act, neglect, delay, omission, or error had not been made, providing that such act, neglect, delay, omission, or error is not prejudicial to the other party and is rectified immediately upon discovery without prejudice to the other party.
ARTICLE XIX — SUNSET CLAUSE
Notwithstanding the provisions of the Errors and Omissions Article of this Agreement, coverage hereunder shall apply only to Event(s) notified by Reinsured to Reinsurer, with full particulars, within eighty four (84) months from the commencement of the Term of this Agreement Notice of an Event shall include:
1.	The approximate time and location of the Event.

2.	The date of loss as established under this Agreement.

3.	The names of any original insureds that have been identified by Reinsured, at the time of notice, as being involved in the Event.

4.	The current indemnity, medical and expense reserves delineated by original insured.

5.	The total payments made by the Reinsured, delineated by original insured.
ARTICLE XX— MANDATORY COMMUTATION CLAUSE
Not later than eighty-four (84) months after the commencement of the Term of this Agreement, Reinsured shall advise Reinsurer of the amount of all Ultimate Net Loss for all claims from Business Covered from any Event, both reported and unreported, both paid and not finally settled, that is the subject of this Agreement. Reinsured and Reinsurer or their respective representatives shall, within sixty (60) days thereafter by mutual agreement, determine and capitalize (i.e. reduce to a net present value) the total of such Ultimate Net Loss for each Event.
If the mutually agreed capitalized value of the Ultimate Net Loss for any Event is in excess of Reinsured’s retention for that Event, Reinsurer shall pay Reinsured the amount, subject to the coverage provided under this Agreement, of capitalized Ultimate Net Loss in excess of Reinsured’s retention for that Event less any amounts of Ultimate Loss previously paid by Reinsurer to Reinsured for that Event.
If mutual agreement cannot be reached, then any difference shall be settled by an appraisal made by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within thirty (30) days of a written request from the other party to appoint an actuary, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.
All the actuaries shall be regularly engaged in the valuation of Workers’ Compensation claims and shall be Fellows of the Casualty Actuarial Society or Members of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Agreement.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

Each party shall submit its case to its chosen actuary within thirty (30) days of the appointment of the third actuary. The decision in writing of any two appointed actuaries, when filed with the parties hereto, shall be final and binding on all parties participating in the appraisal and judgment may be entered hereon in any court of competent jurisdiction.
The expense of the actuaries and of their appraisal shall be equally divided between the Reinsured and the Reinsurer. The appraisal shall take place in New York City unless some other place is mutually agreed upon by Reinsured and Reinsurer.
Payment by Reinsurer of the amount of capitalized Ultimate Net Loss in excess of Reinsured’s retention for any Event less any amounts of Ultimate Net Loss previously paid by Reinsurer to Reinsured for that Event, whether determined by mutual agreement or by the appraisal procedure set forth above, shall constitute a complete and final release of Reinsurer of all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event. If the capitalized Ultimate Net Loss for any Event is determined to be below the retention, whether by mutual agreement or the appraisal procedure set forth above, such determination shall constitute a complete and final release of Reinsurer for all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event.
ARTICLE XXI — NET RETAINED LINES
This Agreement applies only to that portion of any insurance or reinsurance which the Reinsured and/or its agents retains net for its own account, inclusive of underlying insurance or reinsurance. In calculating the amount of any loss hereunder, and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which the Reinsured retains net for its own account, inclusive of underlying insurance or reinsurance, shall be included.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurers, whether specific or general, any amount which may have become due from them, whether such inability arise from the insolvency of such other reinsurers or otherwise.
ARTICLE XXII — SUBROGATION
Reinsurer shall be credited with subrogation (i.e. reimbursement obtained or recoveries made by Reinsured, less the actual cost, excluding salaries of officers and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recoveries) on any claims or settlements involving this Agreement. Subrogation and salvage shall always be used to reimburse the excess Reinsurers in the reverse order of their priority according to their participation in the Ultimate Net Loss before being used in any way to reimburse Reinsured for its portion of the Ultimate Net Loss under its retention. Reinsured will reasonably enforce its rights to subrogation and salvage and will reasonably prosecute all claims arising out of those rights. In the event Reinsured shall refuse or neglect to enforce its rights to salvage or subrogation, Reinsurer is authorized and empowered to bring any appropriate action in the name of Reinsured or its policyholder or otherwise to enforce those rights and Reinsured shall cooperate fully with Reinsurer enforcing those rights. Reinsured and Reinsurer shall share in the cost and expense of any unsuccessful subrogation efforts in the same proportion that Reinsured and Reinsurer shared the Ultimate Net Loss giving rise to those subrogation efforts.
ARTICLE XXIII—TERMINATION DURING LOSS
Should the liability of the Reinsurer under this Agreement terminate while a loss giving rises to a claim hereunder is in progress, the Reinsurer shall be liable as if the whole loss had occurred during the currency of this Agreement.
ARTICLE XXIV — ENTIRE AGREEMENT CLAUSE
The entire agreement between the Reinsured and the Reinsurer is contained in this Agreement, including the Reinsuring agreements, exclusions and conditions.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

ARTICLE XXV —EXCLUSIVE BENEFITS OF THE PARTIES
This Contract is solely between the Reinsured and the Reinsurer, upon who only are conferred all the rights and benefits hereof. In no instance shall any person or entity other than the Reinsured and the Reinsurer as identified in this Contract have any legally enforceable rights or benefits hereunder.
ARTICLE XXVI —LATE PAYMENT CLAUSE
A.	It is understood and agreed that the provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties of this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the Intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365th of 1.5% penalty; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposed of the Article, be determined as follows:
1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Reinsured hereunder shall be deemed due ten business days following receipt by the applicable Subscribing Reinsurer constituting at least 66 2/3% of the interests and liabilities of all Subscribing Reinsurers participating under this Contract, who are active as of the due date; it being understood that said date shall not be later than 75 days from the date of transmittal by the Intermediary of the initial billing for each such payment.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as 10 business days following receipt of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limited or prohibiting 1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, than any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

E.	As provided under this Article, it is understood and agreed that the Reinsured shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F.	As respects subparagraph 2 of paragraph C above, a Subscribing Reinsurer shall be deemed not to be active when it 1) ceases assuming new or renewal reinsurance business; 2) is declared insolvent, or put in liquidation, conservatorship or rehabilitation by a competent regulatory authority or court; 3) has a reduction in its statutory surplus of 50% or more from its statutory surplus as of the effective date of this Contract.

G.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of a 12-month period.
ARTICLE XXVII-INTERMEDIARY CLAUSE
Patriot Re International, Inc., 400 Northampton St., Easton, PA 18042 is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements, premiums, return salvages and loss settlements) relating hereto shall be transmitted to the Company or the Reinsurer through Patriot Re International, Inc.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this ___ day of                      , 200___.

GUARANTEE INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]
Name of Officer

Title:	President

MIDWEST EMPLOYERS CASUALTY COMPANY

By:	/s/ [ILLEGIBLE]
Name of Officer

Title:	Reinsurance Underwriting Manager

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Midwest Contract Wording
July 27, 2007

E.	As provided under this article, it is understood and agreed that the Reinsured shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F.	As respects subparagraph 2 of paragraph C above, a Subscribing Reinsurer shall be deemed not to be active when it 1) ceases assuming new or renewal reinsurance business; 2) is declared insolvent, or put in liquidation, conservatorship or rehabilitation by a competent regulatory authority or court; 3) has a reduction in its statutory surplus of 50% or more from its statutory surplus as of the effective date of this Contract.

G.	Interest penalties arising out of the application of this Article that are $ 100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of a 12-month period.
ARTICLE XXVII — INTERMEDIARY CLAUSE
Patriot Re International, Inc., 400 Northampton St., Easton, PA 18042 is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements, premiums, return salvages and loss settlements) relating hereto shall be transmitted to the Company or the Reinsurer through Patriot Re International, Inc.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this ___ day of                     , 200_____.

GUARANTEE INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]
Name of Officer

Title:	President

MIDWEST EMPLOYERS CASUALTY COMPANY

By:
/s/ [ILLEGIBLE] Name of Officer

Title:	Reinsurance Underwriting Manager

$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

EXHIBT A
(Nuclear Risk Exclusion)
This Agreement does not apply to “Ultimate Net Loss” arising from, whether directly or indirectly, whether proximate or remote:
a)	Any Nuclear Facility, Nuclear Hazard or Nuclear Reactor;

b)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled; or

c)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Event;

d)	Any Spent Fuel or Waste;

e)	Any Fissionable Substance; or

f)	Any nuclear device or bomb.
     As used in this Exclusion:
     “Fissionable Substance” means;
any prescribe substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.
     “Nuclear Facility” means;
any Nuclear Reactor,
any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;
any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging Waste;
any equipment or device used for the processing, fabricating or alloying of Special Nuclear Material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235, any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or nay one or more of them if at any time the total amount of such material in the custody of the Insured at the premised where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any structure, basin, excavation, premises or place prepared or used for the storage or disposal of Waste or Radioactive Material, and includes the site on which any of the foregoing is located, all operations conducts on such site and all premises used for such operations;
“Nuclear Hazard” means: the radioactive, toxic, explosive or other hazardous properties of Radioactive Material or Nuclear Material.
“Nuclear Material” means Source Material, Special Nuclear Material or Byproduct Material.
$4,000,000 xs $l,000,000
Midwest Contract Wording
July 27, 2007

“Nuclear Reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.
“Radioactive Material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.
“Source Material,” “Special Nuclear Material”, and “Byproduct Material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof.
“Spent Fuel” means any fuel element or fuel component, solid or liquid, which has been sued or exposed to radiation in the Nuclear Reactor.
“Waste” means any waste material (i) containing Byproduct Material and (ii) resulting from the operation by any person or organization of any Nuclear Facility.
$4,000,000 xs $1, 000,000
Midwest Contract Wording
July 27, 2007

Terrorism Exclusion
Notwithstanding any provision to the contrary within this reinsurance or any endorsement thereto it is agreed that this reinsurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any act of terrorism regardless of any other cause or even contributing concurrently or in any other sequence to the loss.
For the purpose of this endorsement an act of terrorism means and act, including but not limited to the use of force or violence and/or the threat thereof (or the use or release of any biological or chemical material or weapons that may harm or endanger any person, property, animals or the environment) of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.
This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to any act of terrorism.
In the even of any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in the full force and effect.
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

Special Acceptance
It is hereby understood and agreed that the following risk is covered as a Special Acceptance:
Arkansas Houseworks      Policy #GWGC10001309
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

SCHEDULE 1                               2007
SPECIFIC BUSINESS OPERATIONS EXCLUSIONS
These exclusions apply based on the activities performed by a business and therefore will not always be identified by a class code.
The related class codes are those with known operations to be excluded — They are not meant to be all inclusive. They DO NOT include State specific codes which must be identified through the Scopes Manual.

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
Airline and Aircraft Operations-Commerical Airline Crews	7403 — Aircraft or Helicopter Air Carrier — Ground Crew
7405 — Aircraft or Helicopter Air Carrier — Flying Crew
7409* — Aircraft or Helicopter: Aerial Application
7420* — Aircraft or Helicopter: Public Exhibition
7421 — Aircraft or Helicopter: Transportation — Crew
7422* — Aircraft or Helicopter: NOC, not Helicopters
7423 — Aircraft or Helicopter Operation: Commuter
7425* — Aircraft Operation — Helicopters NOC
7431* — Aircraft or Helicopter — Commuter — Crew
9088* — Rocket or missile testing or Launching

Asbestos Operations	1852 — Asbestos Goods Manufacturing
5472 — Asbestos Removal Operation: Contractor
5473 — Asbestos Removal Operation: Contractor NOC

Banks & Trust Companies: Employees of Contracting	7720 — With this specific language (CR)
Agencies in Bank Service: Guards, Patrols, Messengers or Armored Car Crews

Blasting Rock	6217 — Blasting Rock — Specialist Contractor (CR)

Boat Building and Ship Building
6854* — Ship Building — Iron or Steel — NOC
All related “F” Classes Separately Identified**
6843* — Ship Building Iron or Steel
6872* — Ship Repair or Marine Railway
6882* — Ship Repair Conversion
8709* — Stevedoring: Talliers, Inspectors
7016* — Vessels NOC — Program 1
7024* — Vessels NOC — Program 2 State Act
7038* — Boat Livery — Boats under 15 Tons-Program 1
7046* — Vessels — Not Self-Propelled — Program 1
7047* — Vessels — NOC — Program 2 USL Act
7050* — Boat Livery — Boats under 15 Tons-Program 2
USL Act

7090* — Boat Livery-Boats under 15 Tons-Program 2
State Act
7098* — Vessels — Not Self-Propelled-Program 2 State Act
7099* — Vessels-Not Self-Propelled-Program 2 USL Act
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
7309* — Stevedoring NOC
7313* — Ore or Coal Dock Operation
7317* — Stevedoring by Hand or Truck
7323* — Stevedoring Explosive Materials
7327* — Stevedoring Containerized Freight
7333* — Dredging — All Types — Program 1
7335* — Dredging — All Types — Program 2 State Act
7337*— Dredging —All Types —Program 2 USL Act
7350* — Freight Handling & Stevedoring

Construction, operation, repair or maintenance of:	2702 — Dam or Lock Construction (CR)
Bridges	5037* — Painting Metal Structure Over Two Stories
Dams or Locks	5040* — Iron or Steel Erection — Frame Structures
Dikes or Revetments	5059* — Iron or Steel; Erection — Frame Structures
Subways	Less Than Two Stories
Sub-Aqueous Works Under Pressure	5222* — Concrete Const. In Connection w/Bridges
Tunnels	5403 — Construction: Wooden Bridges (Desc)
6003 — Wood Bridge Construction (Desc)
6005 — Dike or Revetment Construction (CR)
6017 — Dam or Lock Construction: Concrete Work
6018 — Dam or Lock Construction: Earthmoving
6251 * — Tunneling — Not Pneumatic
6252* — Shaft Sinking
6260* — Tunneling — Pneumatic
7133 — Subway Operation (Desc)
7538* — Electric Light or Power Line Construction
7540* — Electric Light or Power Co-op;REA Project only
9019 — Bridge or Vehicular Tunnel Operation

Demolition or Wrecking of:	5022 — Wrecking Bldgs or Structures — Masonry (CR)
Bridges	5057* — Wrecking Bldgs/Structures — Iron or Steel (CR)
Buildings	5213 — Wrecking Bldgs or Structures — Concrete (CR)
Maritime Structures	5403 — Wrecking Bldgs or Structures — Wooden (CR)
Demolition or Wrecking of:	6003 — Wrecking of Piers or Wharfs (Desc)
Vessels	7394*, 7395* & 7398* — Marine Wrecking (CR)

Detective or Patrol Agencies	7720 — Detective or Patrol Agencies (CR). Not applicable to unarmed patrol personnel.
Firefighters	7704 — Firefighters

Gas Main, Steam Main or Water Main Construction	6319 — Gas Main or Connection Construction
Or Connection Construction	6206* — Oil or Gas Well-Cementing
7515* — All Oil or Gas Pipeline Operation

Manufacturing, transportation, packing, handling,	3574 — Arms Mfg-Small & Cartridge Mfg (CR)
shipping, storage or loading into containers:	3632 — Projectile or Shell Mfg (CR)
Explosives (incl substance intended for use as)	4771 * — Explosives or Ammunition Manufacturing
Ammunitions, fuses or arms	4777 — Explosives Distributors
Propellant charges	7228 — Hauling Explosives or Ammo — Local (CR)
Detonating devices	7229 — Hauling Explosives or Ammo — Long Dist (CR)
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
Fireworks	7360 — Packing/Handling/Shipping Expl or Ammo (CR)
Celluloid, magnesium, nitroglycerine or pyroxylin

Mfg, packing, handling, shipping or storage of:	4635* — Oxygen or Hydrogen Manufacturing
Natural or artificial fuel gases	4740 — Oil Refining — Petroleum
Butane or propane	8350 — Gasoline Dealer
Gasoline or liquefied petroleum gas (LPG)

Mining of All Types Including:	1005* — Coal Mining — Surface
Underground	1016 — Coal Mining NOC
Surface	1164* — Mining NOC — Not Coal — Underground
Quarrying	1165 — Mining NOC — Not Coal — Surface
1624 —Quarry NOC
1654 — Quarry — Cement Rock-Surface
1655 — Quarry — Limestone — Surface (CR)
1710 — Stone Crushing — Included by SIC
1741 * — Flint or Spar Grinding
1803* — Stone Cutting or Polishing NOC
4000 — Sand or Gravel Digging — Included by SIC

Oil or Gas Burner Installation	3724 — Oil or Gas Burner Installation-Commercial (CR)
3726* — Boiler Installation or Repair
5183 — Oil or Gas Burner Installation — Domestic (CR)

Police Officers	7720 — Police Officers

Railroads	6702, 6703 & 6704 — RR Construction — State & Federal
Except — scenic railways and access lines	7133 — Railroad Operations NOC
industrial aid owner operations if incidental	7151, 7152 & 7153 — RR Operations — State & Federal
7382 — Scheduled RR Operations (CR)
7855 — RR Construction: Laying or Relaying of Tracks
8734, 8737, 8738 — Sales for RR ops — State & Fed
8805, 8814 &8815 — Clerical for RR ops — State & Fed

Sewer Construction — All Operations	6306 — Sewer Construction
3620 — Pressure Vessel Manufacturing (Desc)

Tank Installation: Gasoline Service Stations	3724 — Tank Installation — Gas Stations (CR)
$4,000,000 xs $1,000,000
Midwest Contract Wording
July 27, 2007